Exhibit 10.38

Execution Copy

TRANSITION AND CONSULTING AGREEMENT

This TRANSITION AND CONSULTING AGREEMENT (this “Agreement”) is entered into between the undersigned individual (“Officer”) and Depomed, Inc. (the “Company”) and is dated as of December 8, 2017.

WHEREAS, in connection with the Company’s pending relocation from the San Francisco Bay Area to a location in the Midwest or on the East Coast, the parties have determined that it is in their mutual best interests for the Officer’s service with the Company to terminate as of June 30, 2018 (or up to 60 days thereafter at the sole discretion of the Company’s Chief Executive Officer provided written notice thereof is provided to Officer not later than March 31, 2018 unless otherwise agreed by Officer) (the “Separation Date”) on the terms and conditions set forth herein; and

WHEREAS, the Company wishes to engage the Officer as a consultant/independent contractor following the Separation Date.

NOW, THEREFORE, In consideration of the mutual covenants undertaken in this Agreement, Officer and the Company hereby acknowledge and agree as follows:

1)   Employment Separation.  From the Effective Date (as defined below) through the Separation Date, Officer shall remain an employee of the Company and shall continue to serve as the Company’s Senior Vice President and General Counsel. In addition to the customary duties associated with Officer’s role as Senior Vice President and General Counsel, he shall (a) endeavor to facilitate a timely and orderly transition of the Company’s legal function to his successor and to the Company’s new headquarters; (b) spend up to ten business days per month at the Company’s new headquarters on days mutually agreed to by the Officer and the Company’s Chief Executive Officer; and (c) do all other things as may reasonably be requested by the Company’s Chief Executive Officer in connection with Officer’s role as Senior Vice President and General Counsel of the Company. The Company and Officer hereby agree that Officer’s employment relationship with the Company and all of its affiliates and service as Senior Vice President and General Counsel of the Company shall end on the Separation Date.  Notwithstanding the foregoing, in the event Officer’s successor is named prior to the Separation Date, Officer’s title will be changed to Senior Vice President, Legal Affairs and the Officer shall no longer be considered an executive officer of the Company and shall no longer be required to file Section 16 reports with the Securities and Exchange Commission.

2)   Compensation.  Subject to the Officer’s continued service through the Separation Date, and conditioned upon the Officer’s execution and nonrevocation of this Agreement, and, unless this Agreement is terminated by the Company for Cause (as defined on Exhibit B), compliance with this Agreement, which Agreement shall have become effective and irrevocable on the eighth (8th) day following the date the Officer executes this Agreement (the  “Effective Date”), and, contingent upon this Agreement becoming so effective, and further contingent on the Officer executing on the Separation Date and not revoking the supplemental release attached hereto as Exhibit A (the “Supplemental Release”), which Supplemental Release shall become effective and irrevocable on the eighth (8th) day following the date the Officer executes such

Supplemental Release, the Company shall provide the Officer with the following benefits in connection with the cessation of the Officer’s active employment with the Company:

(a)        A pro-rated bonus for 2018 equal to $123,500 (i.e., one-half of the Officer’s target bonus for 2018) payable in a lump sum on the first business day on or after the 8th day following the Separation Date;

(b)        A performance bonus payment equal to $200,000 payable in a lump sum upon the achievement of the performance criterion set forth on Exhibit B attached hereto;

(c)        A severance payment equal to 12 months of the Officer’s base salary in effect as of the Separation Date, payable in a lump sum on the first business day on or after the 8th day following the Separation Date;

(d)        Payment by the Company of the full cost of the health insurance benefits provided to the Officer and his spouse and dependents, as applicable, immediately prior to the Separation Date pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the twelve (12) month period following the Separation Date or the date upon which the Officer is no longer eligible for such COBRA or other benefits under applicable law;

(e)        Payment by the Company for up to three (3) months of outplacement services not to exceed $5,000 per month (with a provider selected by the Company and reasonably acceptable to the Officer); provided Officer commences such services within ninety (90) days of the Separation Date;

(f)        Continued vesting of the Officer’s equity awards that are outstanding as of the Separation Date in accordance with their original vesting terms for the duration of the Consulting Period (as defined below); and

(g)        Vesting of all of the Officer’s then outstanding and unvested restricted stock units shall vest in full on the last day of the Consulting Period.

Notwithstanding the foregoing, in the event of the completion of a “Change in Control” (as defined in the Company’s standard form of management continuity agreement in effect as of the date hereof) that arises after the date hereof:  (i) all of the payments contemplated in items (a) – (c) above that remain unpaid shall be made on the business day prior to the scheduled completion of the Change in Control; and (ii) all the Officer’s then outstanding and unvested restricted stock units shall vest in full on the date of the completion of the Change in Control.  For clarity, the Company and Officer stipulate for purposes of this Agreement that as of the date of this Agreement a “Change in Control” has not occurred under the Management Continuity Agreement between the Company and the Officer.

3)   Consulting Arrangement.  Subject to the Officer’s execution and nonrevocation of the Supplemental Release, from the Separation Date through the one year anniversary thereof (the “Consulting Period”, which shall end on such earlier date as the Officer dies, becomes disabled, or is terminated by the Company for Cause (as defined below)), the Company and Officer agree that Officer shall serve as a consultant to the Company providing the Services (as defined below); provided, however, that the Company may extend the Consulting Period by up to 60 days by written notice to Officer thereof. In exchange for provision of the Services, the Officer shall receive a consulting fee of $10,000 per month, payable on the 1st of each month, for the first six months of the Consulting Period and consulting fee of $5,000 per month, payable on the 1st of each month, beginning in the seventh month of the Consulting Period through the remainder thereof. In addition, the Officer’s equity awards that are outstanding as of the Separation Date shall be entitled to continue to vest in accordance with their original vesting terms for the duration of the Consulting Period and, subject to the Officer’s continued service pursuant to this Section 3 for the entirety of the 12-month Consulting Period (without regard to any extension thereof). During the Consulting Period, Officer agrees to assist with transition and integration and such other matters as may be reasonably requested by the Company’s Chief Executive Officer from time to time (the “Services”).  Officer will not be required to provide more than 20 hours of Services per calendar month during the first six months of the Consulting Period, and not more than 10 hours of Services per month for the remainder of the Consulting Period.  Officer shall direct any and all inquiries regarding the Services to the Company’s Chief Executive Officer.  The Officer acknowledges that the Company has no right to direct or control his performance of Services hereunder and that he shall be treated as an independent contractor for all purposes with respect thereto.  As such, the Officer shall not participate as an active employee in any employee benefit plan of the Company or an affiliate (other than with respect to the Officer’s outstanding equity incentive awards) and no income or other taxes shall be withheld from the amounts paid to the Officer pursuant to this Section 3.

4)   Stock Options.  On the Effective Date, all of the Officer’s stock options that were granted after January 1, 2015, whether vested or unvested, shall be forfeited without payment of any additional consideration.

5)   No Other Compensation. Officer acknowledges and agrees that, except as otherwise expressly provided in this Agreement, he shall not be entitled to receive or be eligible for any payments, severance or sums from the Company under any offer letter, employment agreement, plan or otherwise with respect to his employment with the Company and/or the termination of his employment with the Company, and no compensation, severance or other benefits shall accrue except as set forth herein (other than salary and other employee benefits incident to Officer’s employment with the Company through the Separation Date).

6)   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

To Company:	Depomed, Inc. 7999 Gateway Boulevard, Suite 300 Newark, CA 94560 Attention: Legal Department Fax: 510 744 8001 Email: legaldept@depomed.com

To Officer:	Matt Gosling
_______________________
Email:__________________

7)   Release.  Except for those obligations of the Company under this Agreement, the Officer, on behalf of the Officer and the Officer’s dependents, successors, heirs, assigns, agents, and executors (collectively, the “Releasors”), hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, and each of their current and former directors, officers, employees, shareholders, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, “Releasees”) from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, including, without limitation, any Claims arising out of or in any way connected with Officer’s employment relationship with or separation from, the Company, any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability, and any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the Effective Date, including by way of example only, any Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder (“ADEA”), the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the Private Attorneys’ General Act (Labor Code§ 2698 et seq.), any Wage Orders issued by the California Industrial Welfare Commission, the California Business and Professionals Code, or any other federal, state or local law, regulation or ordinance.  This release does not prevent the Officer from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that the Officer waives any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees.  This Release does not apply to any continuing obligations under this Agreement or to any action to enforce or for breach of this Agreement.

8)   Waiver of Unknown Claims.  Officer expressly waives any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code or similar law of any other state, and consent that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any.  Section 1542 of the Civil Code states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Officer acknowledges that he may later discover claims or facts in addition to or different to those which Officer now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.  Nevertheless, Officer waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

9)   ADEA Waiver.  Officer expressly acknowledges and agrees that, by entering into this Agreement, he is knowingly and voluntarily waiving any and all rights or claims that he may have arising under the ADEA, which have arisen on or before the date of the Agreement.  Officer further expressly acknowledges and agrees that:

a)   in consideration for the releases provided for in this Agreement, Officer received value beyond that which Officer was, at that time, already entitled to;

b)   Officer was advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c)   Officer has been given a period of 21 days within which to consider this Agreement before signing it, and that in the event Officer executes the Agreement before the full 21 days, Officer does so knowingly and voluntarily and with the intention of waiving any remaining time in that 21 day period; and

d)   Officer was informed that he has seven days following the date of execution of this Agreement in which to revoke the Agreement (the “Revocation Period”).  This Agreement shall not become effective or enforceable until the Revocation Period has expired and the Officer has not revoked the Agreement.  To be effective, such revocation must be in writing and hand delivered to the contact identified in Section 6 above within the Revocation Period.

Nothing herein shall prevent Officer from seeking a judicial determination as to the validity of the release provided in this Agreement, with regard to age discrimination claims consistent with the ADEA.

10) No Claims Assigned or Filed.  Officer represents and warrants that he has not assigned or transferred to any person not a party to this Agreement any of the Claims released pursuant to this Agreement.  Officer further represents and warrants that neither he nor any person, firm or entity acting on Officer’s behalf or for Officer’s benefit has filed any complaints, charges, or lawsuits with any court or government agency, or commenced any arbitration proceeding, relating to any of the Claims released pursuant to this Agreement.

11) Director and Officer Insurance Coverage. The Officer shall remain an insured under the Company’s director and officer insurance after the Separation Date with respect to acts or omissions of Officer while he served (and continues to serve) as an officer or director of the Company on the same terms and conditions as such insurance is provided for active officers and directors of the Company from time to time.  The Officer’s indemnification agreement with the Company (the “Indemnification Agreement”) shall remain in full force and effect.

12) Miscellaneous.

a)   Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

b)   Waiver.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

c)   Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof, except as otherwise set forth herein (including without limitation with respect to the provisions of Section 11 related to the Indemnification Agreement).

d)   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

e)   Assignment; Successors.  The Company may not assign this Agreement to anyone, at any time, without Officer’s prior written consent, except that the Company may assign its rights and obligations under this Agreement without the consent of the Officer to any successor to the business or assets of the Company (whether by reorganization, consolidation merger, sale or other transaction).  This Agreement shall inure to the benefit of and be binding upon the Company’s predecessors, successors, subsidiaries, permitted assignees, parents, branches, divisions or other affiliates, and upon Officer’s heirs, executors and administrators.

f)    Severability. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable.  In addition, should any court of competent jurisdiction determine that any provision of this Agreement is unenforceable, the parties agree that the court should modify the provision to the minimum extent necessary to render said provision enforceable.

g)   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company and Officer have caused this Agreement to be executed as of the date first written above.

DEPOMED, INC.		OFFICER

By:	/s/ Arthur Higgins	/s/ Matthew M. Gosling
Name:	Arthur Higgins	Matthew M. Gosling
Title:	President and CEO

Exhibit A

Supplemental Release

Depomed, Inc. has offered to pay me the benefits (the “Benefits”) described in Sections 2 and 3 of that certain Transition and Consulting Agreement dated as of December 8, 2017  (the “Transition Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my, on behalf of myself and my dependents, successors, heirs, assigns, agents, and executors, claims against and release Depomed, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Supplemental Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company, (4) any rights I have to the Benefits, (5) rights to vested benefits under the Company’s benefit plans and (6) any rights which cannot be waived or released as a matter of law.

I understand that signing this Supplemental Release is an important legal act.  I acknowledge that the Company has advised me in writing to consult an attorney before signing this Supplemental Release and has given me at least twenty-one (21) calendar days from the day I received a copy of this Supplemental Release to sign it.

In exchange for the payment to me of Benefits, I (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans or any other severance agreement with the Company, except to the extent that my rights are vested under the terms of an employee benefit plan sponsored by the   Company or an Affiliate and except with respect to such rights or claims as may arise after the date this Supplemental Release is executed.  This Supplemental Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the California Fair Employment and Housing Act, as amended; the California Labor Code; claims in connection with workers’ compensation or “whistle blower” statutes (except to the extent prohibited by law); and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed herein has been made to me in executing this

Supplemental Release, and that I am relying on my own judgment in executing this Supplemental Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents.  I agree that this Supplemental Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

Notwithstanding the foregoing, nothing contained in this Supplemental Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Transition Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).  Nothing contained in this Supplemental Release is intended to waive any rights I may have related to unemployment compensation and workers’ compensation and indemnification claims under Section 2802 of the California Labor Code.

I acknowledge that I may discover facts different from or in addition to those which I now know or believe to be true and that this Supplemental Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.  I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, and/or any analogous law of any other state.  Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Should any of the provisions set forth in this Supplemental Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Supplemental Release.  I acknowledge that this Supplemental Release sets forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Supplemental Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group on the same subject matter.  I understand that for a period of seven (7) calendar days following the date that I sign this Supplemental Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by the Vice President, Human Resources, Depomed,

Inc., 7999 Gateway Boulevard, Suite 300, Newark, California 94560, facsimile number:  (510) 744-8001, in which case the Supplemental Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits.  I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Supplemental Release will result in this Supplemental Release being permanent and irrevocable.

I acknowledge that I have read this Supplemental Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Supplemental Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Supplemental Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Supplemental Release.

Employee’s Name	Company Representative’s Signature

Employee’s Signature	Company’s Representative’s Name and Title

Employee’s Signature Date	Company’s Execution Date